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                                                                      EXHIBIT 21

                        SUBSIDIARIES OF THE REGISTRANT


NOVA Information Systems, Inc., a Georgia corporation

Boulder Bankcard Processing, Inc., a Colorado corporation

NOVA Asset Management Company, a Delaware corporation

NOVA Licensing Company, a Delaware corporation

NOVA Leadership Company, a Delaware corporation

NOVA Services Limited Partnership, a Delaware limited partnership

NOVA Information Services Company, a Georgia corporation

Elan Merchant Services, LLC, a Wisconsin Limited Liability Company

Key Merchant Services, LLC, a Delaware Limited Liability Company

LinkNet, Inc., a Georgia corporation (dissolved in February 1998)